Exhibit 99.1

NEWS RELEASE
NOBLE ENERGY ANNOUNCES STRATEGIC PARTNERSHIP
WITH CONSOL ENERGY IN MARCELLUS SHALE
HOUSTON (August 18, 2011) — Noble Energy, Inc. (NYSE: NBL) announced today it has signed definitive agreements which create a joint venture partnership with CONSOL Energy, Inc. (NYSE: CNX) for the development of their Marcellus Shale properties in southwest Pennsylvania and northwest West Virginia.
Under the arrangement, Noble Energy will purchase a 50 percent interest in 663,350 net undeveloped acres for $1.07 billion, payable in three equal annual installments beginning at closing. In addition, the Company will fund $2.13 billion of CONSOL’s future drilling and completion costs. This funding obligation is expected to extend over an eight-year period and is limited to one third of CONSOL’s drilling and completion costs with an annual cap of $400 million and a suspension of disproportionate funding at natural gas prices below $4 per million British thermal unit (MMBtu). The acreage value of $3.2 billion equates to a discounted present value of $7,100 per net acre. Noble Energy will also acquire a 50 percent interest in 70 million cubic feet equivalent per day (MMcfe/d) of existing Marcellus production and infrastructure for $219 million. The payments are anticipated to be funded from cash on hand and the Company’s currently undrawn revolving credit facility. The effective date of the transaction is July 1, 2011. Closing is expected to occur by the end of September 2011, subject to customary adjustments and conditions.
Key operational aspects of the joint venture include:
•	Acreage estimated to contain 7.4 trillion cubic feet equivalent (Tcfe) risked resources net to Noble Energy’s interest, of which 400 billion cubic feet equivalent (Bcfe) were proven reserves at year-end 2010

•	More than a decade of development activity anticipated, which includes the drilling of approximately 4,400 gross well locations

•	Net production to Noble Energy’s interest has the potential to reach 600 MMcfe/d in 2015 and is expected to continue growing into the next decade

•	Leasehold position is over 85 percent held by production, almost entirely operated with close to 100 percent working and 88 percent net revenue interests

•	A pre-defined long-term development plan forecasts drilling activity to increase from 4 rigs to 16 rigs in 2015

•	Operations to be shared between the partners with Noble Energy’s initial focus on the wet gas portion of the acreage

•	Sharing of midstream infrastructure and access to water handling capabilities
Charles D. Davidson, Noble Energy’s Chairman and CEO, commented, “Noble Energy is excited about the opportunity to establish a position in the Marcellus Shale, which is considered to be one of the most economically attractive developments in North America due to its enormous resource potential, its proximity and access to premium markets, and its competitive cost structure. This transaction will complement and further strengthen our U.S. portfolio by adding a high-quality asset with a substantial growth profile. The Marcellus, combined with our ongoing developments in the DJ basin and deepwater Gulf of Mexico, will provide important balance to our rapidly expanding international programs. Spreading the transaction costs over an extended time horizon creates better partner alignment on investment decisions and maintains our strong balance sheet.”
David L. Stover, President and COO, added, “Noble Energy is fortunate to be partnering with CONSOL, a well-known and respected Appalachian operator. The joint oversight and operations are designed to create value through the sharing of best practices and expertise. Both companies are committed to operating in a safe, environmentally responsible manner while maintaining a good working relationship with the local communities.”
J. Brett Harvey, CONSOL’s Chairman and CEO, commented, “We are extremely pleased to have Noble Energy as our partner in the Marcellus. Noble Energy is a world-class operator that shares CONSOL’s dedication to safety and compliance and they bring a strong technical and operational expertise to this partnership. This agreement will benefit the regional economy, the communities in which we operate, our employees, and our respective companies. Together we will be able to accelerate the development of this significant resource safely, efficiently and economically.”

WEBCAST AND CONFERENCE CALL INFORMATION
Noble Energy has scheduled a webcast and conference call to discuss this release for this morning, August 18, 2011 at 8:00 a.m. Central Time. The webcast and accompanying slide presentation are accessible by going to Noble Energy’s website www.nobleenergyinc.com and selecting the “Investors” tab. Conference call numbers are 877-627-6581 and 719-325-4820, passcode 9416724. A replay will be available on the website.
Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ Basin, in the deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.
Contact:
David Larson
(281) 872-3125 dlarson@nobleenergyinc.com
This news release includes projections and other “forward-looking statements” within the meaning of the federal securities laws. Such projections and statements reflect Noble Energy’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected, and actual results may differ materially from those projected. Risks, uncertainties and assumptions that could cause actual results to differ materially from those projected include, without limitation, the timing to close the transaction, the failure to satisfy closing conditions to the transaction, Noble Energy’s ability to achieve the benefits contemplated by the transaction, the diversion of management time on transaction-related issues, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, drilling and operating risks, exploration and development risks, government regulation or other action, the ability of management to execute its plans to meet its goals, competition, the ability to replace reserves, environmental risks and other risks inherent in Noble Energy’s business that are detailed in its Securities and Exchange Commission filings. Words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” and similar expressions may be used to identify forward-looking statements. Noble Energy assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.
Cautionary Note to Investors — The Securities and Exchange Commission prohibits oil and gas companies, in their filings with the SEC, from disclosing estimates of oil or gas resources other than “reserves,” as that term is defined by the SEC. We use certain terms in this news release, such as “risked resources,” which describe quantities of oil and gas that may not meet the SEC’s definitions of proved, probable and possible reserves, and which the SEC’s guidelines strictly prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being recovered by us. Investors are urged to consider closely the disclosures and risk factors in our Forms 10-K and 10-Q, File No. 1-07964, available from Noble Energy’s offices or website, www.nobleenergyinc.com. These forms can also be obtained from the SEC by calling 1-800-SEC-0330.
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